EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into as of July14,  2009 (the “Effective Date”) by and between Avistar Communications Corporation (the “Company”) and Robert Kirk (“Executive”).

       1.       Duties and Scope of Employment.

(a)  Positions and Duties.  As of the Effective Date, Executive will serve as Chief Executive Officer of the Company.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Chairman of the Company’s Board of Directors (the “Board”).

(b)  Obligations.  During the Employment Term (as defined herein), Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

(c)  Work Eligibility.  In order to comply with employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of employment, Executive will need to present documentation demonstrating authorization to work in the United States.

2.  At-Will Employment.  Executive’s employment with the Company pursuant to this Agreement (the “Employment Term”) shall commence on the Effective Date and shall continue, unless otherwise terminated as provided herein.  Notwithstanding the foregoing, the parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for continuation, modification, amendment, or extension, by implication or otherwise, of his employment with the Company.  However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.   In the event Executive is a member of the Company’s Board of Directors at the time his employment with the Company terminates, whether voluntarily or involuntarily and with or without cause, Executive agrees to resign in writing from his position as a member of the Board of Directors no later than three (3) days following his termination of employment.  Executive agrees to execute any necessary forms or other documents and to take any actions required to effect such resignation as a matter of state or federal law.  Executive acknowledges and agrees that, in the event he fails to comply with the foregoing obligations, he will nevertheless be deemed by the Company to have resigned his Board membership.

3.  Compensation.

(a)  Base Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $270,000.00 or such other rate not below $270,000.00 as the Compensation Committee of the Board (the “Compensation Committee”) may determine from time to time (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to applicable withholding taxes.

Once the Compensation Committee has approved or increased such Base Salary, it thereafter shall not be reduced; provided, however, that if a Change of Control (as defined below) has not occurred, such Base Salary may be reduced by the Compensation Committee if such reduction is in proportion to a salary reduction program approved by the Board which affects a majority of the other executive officers of the Company generally.

(b)  Stock Options.  The Company’s Compensation Committee and Board have approved that Executive be granted an option to purchase up to 1,500,000 shares of the Company’s Common Stock, with vesting starting from the Effective Date, at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant (the “Option”), as determined by the Company’s Board of Directors.  The Option shall vest over a four (4) year period subject to Executive’s continued service with the Company through the relevant vesting dates.  Except as provided herein, the Option shall be subject to the terms, definitions and provisions of the Company’s 2000 Stock Plan and form of option agreement adopted for use thereunder.

Executive will be eligible to participate in the Company’s annual incentive option program pursuant to such terms and conditions as determined by the Compensation Committee in its sole discretion.  Any such annual option grant or additional grants and the amount of such grants will be in the sole discretion of the Board and/or the Compensation Committee, as applicable.

(c)  Bonus.  For each fiscal year of the Company, Executive will be eligible to receive an annual bonus based upon the achievement of performance criteria specified by the Compensation Committee (the “Bonus”).  Any Bonus paid shall be subject to all applicable withholding taxes and will be paid within sixty (60) days of the date that the Bonus is determined.  The annual Bonus shall be determined as of December 31 of each year during the Employment Term.

For the second half of fiscal 2009 the maximum amount of the Bonus will be $80,000 and will be based on the Bonus in plan for the CEO position.  This plan pays a Bonus for proportionate attainment of revenue, profit, and cash goals beyond a threshold.  Within the first month of employment, Executive and the Compensation Committee of the Board will settle on a revised formula.

4.  Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.  Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.  Severance.

(a)  Involuntary Termination.  If prior to a Change of Control (as defined below), Executive’s employment with the Company terminates (excluding a termination based on Executive’s death or Disability (as defined herein)) other than voluntarily or for Cause (as defined herein), and Executive signs and does not revoke a release of claims with the Company, then, subject to Section 11, Executive shall be entitled to receive: (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies; (ii) all shares of common stock subject to the Option which have vested as of the date of Executive’s termination of employment shall be exercisable for a period of six (6) months following the date of such termination, provided, however, that in no event shall this provision operate to extend the Option beyond the term/expiration date of such Option (and in no event will extend the term of the Option beyond ten (10) years from the date of grant), nor shall the unvested portion of the Option continue to vest during the six (6) month severance period; (iii) reimbursement for the cost of continued health plan coverage for the Executive and his dependents for a period of six (6) months from the date of such termination of employment; provided, however, that (A) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended  (the “Code”) and (B) Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA; and (iv) the portion of the projected Bonus for the fiscal year in which such termination of employment occurs accrued up to the date of termination as determined by the Compensation Committee in its sole discretion.

(b)  Voluntary Termination; Termination for Cause.  If the Executive’s employment with the Company terminates voluntarily by Executive (including a termination due to death or Disability) or for Cause by the Company, then (i) all vesting of all options to purchase the Common Stock of the Company and other equity awards will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned) and (ii) Executive shall not receive any severance benefits or the continuation of any other benefits.

(c)  Change of Control.  In the event of a Change of Control that occurs prior to the second anniversary of the Effective Date, then, subject to Section 11, fifty percent (50%) of the shares subject to the Option shall become fully vested and exercisable.

7.  Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)           Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(c).  Except as required by Section 7(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(c)          Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump-sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations..

(d)           Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.   For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s separation from service occurred.

(e)           The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.  Definitions.

(a)  Cause.  For purposes of this Agreement, “Cause” is defined as (i) Executive engaging in knowing and intentional illegal conduct that is injurious to the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony; (iii) Executive’s gross misconduct; or (iv) Executive’s continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

(b)  Change of Control.  For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities, except Gerald J. Burnett; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the shareholders of the Company approve a plan of complete liquidation of the Company; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c)  Disability.  For purposes of this Agreement, “Disability” means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of ninety (90) days.  Whether Executive is disabled shall be determined by the Company based on evidence provided by one or more physicians selected by the Company.

(d)  Involuntary Termination.  For purposes of Section 6 of this Agreement, “Involuntary Termination” shall include termination of Executive’s employment by Executive within ninety (90) days after the occurrence of any of the following: (i) any material diminution in Executive’s authority, duties or responsibilities and (ii) any material diminution in Base Salary, other than a reduction that is consistent with an across-the-board reduction in the base compensation payable to other executive employees, unless, in each case, such diminution is consented to in writing by Executive.  Notwithstanding the foregoing, before Executive’s termination of employment may be considered an Involuntary Termination, (A) Executive must provide the Company with written notice within ninety (90) days of the event that Executive believes constitutes an “Involuntary Termination” specifically identifying the acts or omissions constituting the grounds for an Involuntary Termination and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Involuntary Termination condition.

9.  Confidential Information.  Executive covenants that he has executed the Company’s standard Invention and Non-Disclosure Agreement (the “Confidential Information Agreement”) and such agreement is and shall remain in full force and effect upon the Effective Date.  Executive further agrees to sign any future amendments to the Confidential Information Agreement provided that such amendment is also signed by a majority of the officers of the Company.

10.  Solicitation of Employees.  Executive agrees that for a period of twelve (12) months immediately following the termination of Executive’s relationship with the Company for any reason, whether voluntary or involuntary, with or without Cause, Executive shall not either directly or indirectly solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for himself or for any other person or entity.  Executive agrees and acknowledges that upon any breach by Executive of this Section, the Company shall have the right to terminate all severance benefits set forth in this Agreement.

11.  Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  The Release shall generally and unilaterally release the Company, its affiliates and agents, and their respective successors and assigns, from all claims, and shall include a provision prohibiting disparagement of the Company, its employees, and officers.  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

12.  Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.  Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent by a well established commercial overnight service; or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Avistar Communications Corporation
1875 South Grant Street, 10th Floor
San Mateo, CA  94402
Attn:  Chairman of the Board of Directors

If to Executive:

at the last residential address known by the Company.

14.  Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

        15.       Arbitration.

(a)  General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Sections 1281.8 and 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)  Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  All arbitration proceedings shall be held in San Mateo County, California.  The arbitration proceedings will allow for discovery according to the rules set forth in the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”) or California Code of Civil Procedure.  Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator will issue a written decision on the merits.  Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that with respect to any arbitration Executive initiates, Executive will pay the amount Executive would have otherwise been required to pay to file a claim in court.  Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the JAMS Rules conflict with the Rules, the Rules will take precedence.

(c)  Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.  The prevailing party in any arbitration proceeding shall be entitled to recover from the losing party all reasonable costs that it has incurred as a result of such proceeding, including but not limited to, all reasonable travel costs and reasonable attorneys’ fees.

(d)  Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)  Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16.  Integration.  This Agreement, together with the Company’s stock option plan, any stock option agreements and the Confidential Information Agreement represents the entire agreement and understanding between parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17.  Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.  Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.  Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).  Executive consents to personal and exclusive jurisdiction and venue in the State of California.

21.  Acknowledgement.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.  Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

-Signature page follows-

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

Robert Kirk, an individual

Dated:  __July 14______________, 2009                  /s/ Robert Kirk
Robert Kirk

                                                                     Avistar Communications Corporation

Dated:  __July 14_____________, 2009                   By /s/ Gerald J. Burnett
Gerald J. Burnett
Chairman of the Board of Directors